Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No.2 to Form F-1 (No. 333-285108) of Bgin Blockchain Limited and Subsidiaries (the “Company”) of our report dated July 26, 2024 (except for the effects of stock split disclosed in Note 9, Note 10 and Note 14 as to which the date is February 21, 2025), relating to our audit of the consolidated financial statements of the Company as of and for the years ended December 31, 2023 and 2022, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

March 20, 2025

999 18th Street, Suite 3000, Denver, CO, 80202 USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us